Exhibit 99.2
Final Transcript Conference Call Transcript VION — Q2 2009 Vion Pharmaceuticals Earnings Conference Call Event Date/Time: Aug. 13. 2009 / 8:30AM ET
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Final Transcript

Aug. 13. 2009 / 8:30AM ET, VION — Q2 2009 Vion Pharmaceuticals Earnings Conference Call
CORPORATE PARTICIPANTS
Howard Johnson
Vion Pharmaceuticals — President & CFO
Alan Kessman
Vion Pharmaceuticals — CEO
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Vion Pharmaceuticals second-quarter conference call. My name is Carisa, and I will be your coordinator for today. (Operator Instructions). I would now like to turn the presentation over to your host for today’s call, Mr. Howard Johnson, President and Chief Financial Officer. He will read the Safe Harbor statement. Please proceed.

Howard Johnson — Vion Pharmaceuticals — President & CFO
Good morning. Thank you, operator. This conference call contains forward-looking statements. Such statements are subject to certain risk factors, which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin (laromustine) Injection; delays in the regulatory approval process, particularly for Onrigin (laromustine) Injection, including possible delays in the FDA’s review process beyond our expectations for approval in the fourth quarter of 2009; delays or unfavorable results of drug trials; the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials; the need for additional research and testing; the inability to manufacture product; the potential inability to secure external sources of funding to continue operations; the inability to access capital and funding on favorable terms; continued operating losses and the inability to continue operations as a result; and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008, Vion’s Form 10-Q for the quarter ended March 31, 2009, and Vion’s post-effective amendments on Form S-1 registration statement filed on March 23, 2009.
Except in special circumstances in which its duty to update arises under law, when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
And now I will turn over this conference call to Alan Kessman, our Chief Executive Officer.

Alan Kessman — Vion Pharmaceuticals — CEO
Thank you, Howard, and good morning, everyone. Welcome to our second quarterly conference call for 2009.
With me today are Howard Johnson, our President and Chief Financial Officer; Ann Cahill, our Vice President of Clinical Development; Tanya Lewis, our Vice President of Regulatory Affairs and Quality Assurance; and Bill Hahne, our Vice President of Medical.
Howard will review the financials with you after I provide the corporate updates.
Our main objective has been and will continue to be FDA approval in 2009 to market our lead anticancer agent, Onrigin, in its first indication in the United States. Since submitting our new drug application with the FDA in February and having it accepted for review in April, we have been communicating with the FDA to answer their questions about the submission and provide them with any additional requested information. On Monday we announced a significant upcoming event in the US approval process. The meeting on September 1 of the Oncologic Drugs Advisory Committee where we have been asked by the FDA to present the data supporting Onrigin’s approval for induction in remission therapy for patients over the age of 60 years with de novo poor-risk acute myeloid leukemia or AML. The Oncologic Drugs Advisory Committee, or ODAC as it is commonly referred to, is a committee which reviews and evaluates data concerning the safety and effectiveness of marketed and

Final Transcript

Aug. 13. 2009 / 8:30AM ET, VION — Q2 2009 Vion Pharmaceuticals Earnings Conference Call
investigational human drug products for use in the treatment of cancer and makes appropriate recommendations to the FDA. The FDA is not obligated to follow the recommendations of the ODAC committee.
While we are excited about the opportunity to present the data for Onrigin’s use in elderly AML to the ODAC meeting, we also recognize the importance of the meeting and have been preparing intensely. We believe it is a major accomplishment for a small company like Vion to have been able to take Onrigin from invention to this regulatory milestone. The amount of work and effort required to file the NDA, answer questions from the FDA, and prepare for an ODAC meeting is enormous. And for a small company of 40 people, we are truly proud of our employees for the commitment they have shown.
Again, from our perspective we continue to believe that treatment of elderly patients with poor-risk AML is an unmet medical need, and furthermore, that use of Onrigin for treatment of these patients results in a benefit-to-risk profile for the compound that warrants regulatory approval. 30 PM to 5:00 PM on September 1. The meeting will be held at the Hilton Washington DC/Silver Spring in Silver Spring, Maryland. The ODAC meetings are broadcast over the web though there is a fee for access.
In addition to the important work preparing for the ODAC meeting and responding to the FDA queries on the NDA, we continue to provide product and funding for four investigator sponsored trials of Onrigin. Those four ongoing trials are as follows. One, a Phase III trial in combination with standard induction chemotherapy and adult AML sponsored by the Dutch cooperative group, HOVON. Two, a Phase I/II trial in combination with cytarabine in elderly AML sponsored by Weill Medical College of Cornell University. Three, a Phase I/II trial in combination with standard induction chemotherapy in AML patients with unfavorable cytogenetics sponsored by the French cooperative group, GOELAMS. And finally, the fourth one, a Phase I/II trial in combination with temozolomide in adult brain tumor patients sponsored by the Robert H. Lurie Cancer Center at Northwestern University.
We hope that all of these trials will lead to publications and additional clinical development with the potential to expand the label after initial approval of Onrigin for remission induction treatment of patients over the age of 60 years with de novo poor-risk AML.
So to summarize, although we can offer you no assurances about FDA approval, we believe the data submitted and to be presented at ODAC justifies approval for Onrigin as a therapeutic option for the treatment of AML in elderly poor-risk patients.
In anticipation of approval, we have been conducting essential market analysis and have been investing in projects that will have value to the commercialization effort whether the launch of Onrigin is with a partner or by us on a standalone basis. In as much as is important to be able to move quickly to launch post-approval, we believe the investments in certain critical aspects of commercialization are essential. Therefore, although we have limited the funds available for pre-market activities to conserve our cash, we have conducted pricing and reimbursement studies, physician market research, sales force targeting studies, and an analysis of the potential distribution system for Onrigin in the US. We have also interviewed third-parties that would assist us with our sales, marketing, logistics and distribution in the US.
All of this work continues to support our belief that if necessary Vion can launch Onrigin in the United States on a standalone basis. Although we continue to vigorously examine all partnering opportunities — all partnering options for commercialization and ultimately will choose the option that we think brings the most value to Vion’s shareholders, we are pleased to have this opportunity as an option. Of course, in order to build our own commercial infrastructure and salesforce to distribute Onrigin ourselves in the US, we will need to raise additional capital if and when Onrigin is approved.
Finally, we continue to feel fortunate to have a cash position that allows us to pursue FDA approval this year without having to raise additional capital before approval.
And now I will ask Howard to present the financial results.

Howard Johnson — Vion Pharmaceuticals — President & CFO
Thank you, Alan. We ended the second quarter with $26.1 million in cash based on a cash burn of $3.8 million for the quarter. For the first six months of 2009, the cash burn was $11.8 million. Our second-quarter 2009 net loss was $6.6 million or $0.83 per share compared to the same quarter in 2008 net loss of $7.9 million or $1.06 per share. Total operating expenses reported for the second quarter were $5 million versus $6.7 million for the same period in 2008. Operating expenses for the 2009 quarter included non-cash stock-based compensation expense of $29,000 as compared to $530,000 for the same 2008 period.

Final Transcript

Aug. 13. 2009 / 8:30AM ET, VION — Q2 2009 Vion Pharmaceuticals Earnings Conference Call
Research and development expense was $3.1 million for the second quarter of 2009 as compared to $5 million for the same 2008 quarter. The decrease was primarily due to lower clinical trial costs for Vion-sponsored studies, partially offset by increased costs for our investigator-sponsored HOVON trial and lower stock compensation expense in 2009.
Marketing, general and administrative expenses were $1.8 million for the second quarter, slightly more than $1.7 million for 2008.
We recorded $1.7 million of interest expense during the second quarter of 2009 related to our convertible notes issued in February of 2007. Interest expense includes amortization of deferred issuance costs, original issue discount and assigned warrant value.
Interest income for the second quarter of 2009 was $3,000 as compared to $265,000 for the same 2008 period, due primarily to lower interest rates. For the six-month period ended June 30, 2009, our reported net loss was $10.9 million or $1.37 per share compared to a net loss of $16.1 million or $2.20 per share for the same period in 2008. Total operating expenses reported for the first half of 2009 were $9.6 million versus $13.9 million for the same 2008 period. Reported operating expenses for the six-month period of 2009 included non-cash stock-based compensation expense of $110,000 as compared to $1.7 million for the same period in 2008.
Research and development expense was $6.1 million for the six months ended June 30, 2009 as compared to $10.1 million for the same period in 2008. The decrease was primarily due to the same reasons presented in the quarterly period.
Marketing, general and admin expenses decreased to $3.4 million for the first six months of 2009 from $3.8 million for the same 2008 period, primarily due to lower stock compensation expense.
We recorded $4 million of interest expense for the six months of 2009 related to our convertible notes issued in February 2007. Interest income for the first half of 2009 was $10,000 as compared to $767,000 for the same 2008 period due primarily to lower rates.
Again, we ended the quarter with $26.1 million in cash and cash equivalents. We expect this cash to fund the Company based on our current operating plan through the second quarter of 2010. Our current operating plan includes limited expenses for the commercial infrastructure and personnel necessary for us to launch Onrigin in the United States if and when we receive regulatory approval to do so from the FDA. We will have to raise additional capital if we do not identify a sales and marketing partner and need to commercialize the product ourselves.
As you know, a cash forecast has many different assumptions and variables and, therefore, is subject to change.
Thank you for listening today. We are now ready to take your questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). You have no audio questions at this time.

Alan Kessman — Vion Pharmaceuticals — CEO
All right. Thank you very much, operator, and for all of those of you who are listening, we certainly appreciate your continued support, and we can certainly assure you that we will leave no stone unturned in our zest to get this drug approved, and we look forward to talking to you next quarter. It should be an exciting time.
Thank you very much.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

Final Transcript

Aug. 13. 2009 / 8:30AM ET, VION — Q2 2009 Vion Pharmaceuticals Earnings Conference Call

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